                                                                     EXHIBIT 2.9

                       MASTER IT SERVICE LEVEL AGREEMENT

This Master IT Service Level Agreement (the "Agreement") is effective as of November 1, 1999 (the "Effective Date"), between Hewlett-Packard Company, a Delaware corporation ("HP"), having an office at 3000 Hanover Street, Palo Alto, California 94304 and Agilent Technologies, Inc., a Delaware corporation ("Agilent"), having an office at 3000 Hanover Street, Palo Alto, California 94304.

1. Definitions. For the purpose of this Agreement, the following capitalized
   -----------
terms shall have the following meanings:

     1.1  "Ancillary Agreements" shall have the meaning set forth in Separation
           --------------------
and Distribution Agreement.

     1.2  "Additional Services" shall have the meaning set forth in Section 3.2.
           -------------------

     1.3  "Cover Sheet" shall have the meaning set forth in Section 2.
           -----------

     1.4  "Distribution Date" shall have the meaning set forth in the Separation
           -----------------
and Distribution Agreement.

     1.5  "Impracticable" shall have the meaning set forth in Section 7.2.
           -------------

     1.6  "Providing Company" shall mean, with respect to any particular Service
           -----------------
the party or its Subsidiaries identified on the applicable Cover Sheet as the party to provide such Service.

     1.7  "Receiving Company" shall mean, with respect to any particular
           -----------------
Service, the party or its Subsidiaries identified on the applicable Cover Sheet as the party to receive such Service.

     1.8  "Separation and Distribution Agreement" shall mean that certain Master
           -------------------------------------
Separation and Distribution Agreement between HP and Agilent.

     1.9  "Separation Date" shall have the meaning set forth in the Separation
           ---------------
and Distribution Agreement.

     1.10 "Service(s)" shall have the meaning set forth in Section 3.1.
           ----------

     1.11 "Subsidiary" shall have the meaning set forth in the Separation and
           ----------
Distribution Agreement.

     1.12 "System" shall mean the software, hardware, data store or maintenance
           ------
and support components or portions of such components of a set of information technology assets identified in the corresponding Exhibit A attached hereto.
                                                  ---------

2. Cover Sheets.  This Agreement is a master agreement for various IT services.
   ------------
Each Service shall be covered by a single set of exhibits (each set, a "Set of Exhibits") with a cover sheet (each, a "Cover Sheet"). Each Set of Exhibits for each Service shall include the following Exhibits, as appropriate for that
Service:

Exhibit A:  Statement of Services
Exhibit B:  Compensation
Exhibit C:  Software License Terms (if applicable)
Exhibit D:  Confidential Disclosure Agreement
Exhibit E:  Escalation Teams

For each Service, the parties shall set forth, among other things, the identities of the Providing Company and the Receiving Company, the time period during which the Service will be provided, a summary of the Service to be provided and approval by each party on a Cover Sheet; a description of the Service on the corresponding Exhibit A; and the estimated charge, if any, for
                             ---------
the Service and any other terms applicable thereto on the corresponding Exhibit
                                                                        -------
B.  Obligations regarding each Set of Exhibits and its Cover Sheet shall be
-
effective upon execution of the Cover Sheet. Each Set of Exhibits and its Cover Sheet shall be deemed a part of this Agreement and incorporated herein wherever reference to it is made.

3. Services.
   --------

     3.1 Services Generally.  Except as otherwise provided herein, for the term
         ------------------
determined pursuant to Section 4 hereof, Providing Company shall provide or cause to be provided to Receiving Company the services described in the Exhibit
                                                                        -------
A's attached hereto. The service described on a single Exhibit A shall be
---                                                    ---------
referred herein as a "Service". Collectively, the services described on all the

Exhibit A's (including Additional Services) shall be referred herein as
---------
"Services".

     3.2 Additional Services.  From time to time after the Effective Date, the
         -------------------
parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the parties shall execute additional Cover Sheets and complete additional Sets of Exhibits for such Additional Services pursuant to
Section 2. Except as set forth in Section 3.3, the parties may agree in writing on Additional Services during the term of this Agreement.

     3.3 Obligations as to Additional Services.  Except as set forth in the next
         -------------------------------------
sentence, the Providing Company shall be obligated to perform, at a reasonable charge, any Additional Service that: (A) was provided by the Providing Company immediately prior to the Separation Date and that Receiving Company reasonably believes was inadvertently or unintentionally omitted from the list of Services or (B) is essential to effectuate an orderly transition under the Separation and Distribution Agreement unless such performance would significantly disrupt Providing Company's operations or materially increase the scope of its responsibility under this Agreement. If Providing Company reasonably believes the performance of Additional Services required under subparagraphs (A) or (B) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, the Providing Company and Receiving Company shall negotiate in good faith to establish terms under which Providing Company can provide such Additional Services, but the Providing Company shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

4. Term.  The term of this Agreement shall commence on the Effective Date and
   ----
shall remain in effect until November 1, 2001 (the "Expiration Date"), unless earlier terminated under Section 8. This Agreement may be extended by the parties in writing either in whole or with respect to one or more of the Services, provided, however, that such extension shall only apply to the Services for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Cover Sheet for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Cover Sheet for that Service. Services shall be provided up to and including the date set forth in the applicable Cover Sheet, subject to earlier termination as provided herein.

5. Compensation.
   ------------

     5.1 Charges for Services.  Receiving Company shall pay Providing Company
         --------------------
the charges, if any, set forth on the Exhibit B's for each of the Services listed therein as adjusted, from time to time, in accordance with the process and procedures established under Section 5.4 hereof. Such fees shall include the direct costs and indirect costs of providing the Services plus five percent (5%). However, if the term of this Agreement is extended beyond the Expiration Date as provided in Section 4, Agilent will reimburse HP such costs plus 10% for the Services. Wherever practical, fees shall be based on actual incurred costs, not budgeted or estimated costs. The parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense particularly those that are insignificant or de minimis. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on an Exhibit B for a particular Service, provided, however, that the incurrence of charges in excess of any such estimate shall not justify stopping the provision of, or payment for, Services under this Agreement.

     5.2 Payment Terms.  Providing Company shall bill Receiving Company monthly
         -------------
for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Receiving Company shall pay Providing Company for all Services provided hereunder within thirty-five (35) days after receipt of an invoice therefor. Late payments shall bear interest at the Prime Rate plus two percent (2%) per annum.

     5.3 Performance Under Ancillary Agreements.  Notwithstanding anything to
         --------------------------------------
the contrary contained herein, Receiving Company shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Separation and Distribution Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation and Distribution Agreement or such other Ancillary Agreement.

     5.4 Error Correction; True-Ups; Accounting.  Before the Separation Date,
         --------------------------------------
the parties shall agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. The parties shall set forth the agreed upon process and procedure in Schedule I hereto. In no event shall such
                                     ----------
processes and procedures extend beyond one (1) year after completion of a Service.

     5.5 Pricing Adjustments.  In the event of a tax audit adjustment relating
         -------------------
to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the parties, including a Providing Company subcontractor providing or receiving Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 5.5 shall be reflected in the parties' legal books and records, and the resulting overpayment or underpayment shall create an obligation to be paid in the manner specified in
Section 5.2.

6. General Obligations; Standard of Care.
   -------------------------------------

     6.1 Performance Metrics: Providing Company.  Subject to Section 7.3, the
         --------------------------------------
Providing Company shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for the Providing Company for a specific Service may be set forth in the corresponding Exhibit A. Where none is
                                                       ---------
set forth, the Providing Company shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the date hereof and shall exercise the same care and skill as it exercises in performing similar services for itself. In addition, where none is set forth for Services in which a System is replicated or transferred, the Providing Company will use reasonable efforts to replicate and/or transfer each System so that it has substantially the same functionality for Receiving Company as it did immediately before the date hereof taking into account changes reasonably expected and customary in a new operating environment.

     6.2 Disclaimer of Warranties.  PROVIDING COMPANY MAKES NO WARRANTIES,
         ------------------------
EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

     6.3 Performance Metrics: Receiving Company.  Specific performance metrics
         --------------------------------------
for the Receiving Company for a specific Service may be set forth in the corresponding Exhibit A. Where none is set forth, the Receiving Company shall
              ---------
use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the date hereof including providing information and documentation sufficient for Providing Company to perform the Services as they were performed before the date hereof and making available, as reasonably requested by the Providing Company, sufficient resources and timely decisions, approvals and acceptances in order that Providing Company may accomplish its obligations hereunder in a timely manner.

     6.4 Transitional Nature of Services; Changes.  The parties acknowledge the
         ----------------------------------------
transitional nature of the Services and that Providing Company may make changes from time to time in the manner of performing the Services if Providing Company is making similar changes in performing similar services for itself and if Providing Company furnishes to Receiving Company reasonable notice regarding such changes. Notwithstanding the foregoing, for a period of six (6) months from the Effective Date, Providing Company will not make any material change to Systems affecting Receiving Company without first providing thirty (30) days prior written notice and obtaining Receiving Company's prior written consent, which consent shall not be unreasonably withheld or delayed.

     6.5 Responsibility for Errors; Delays.  Providing Company's sole
         ---------------------------------
responsibility to Receiving Company:

          (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Receiving Company; provided, Receiving Company must promptly advise Providing Company of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1;

          (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 7.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable;

          (c) for an error, bug, fault or deficiency in a replicated or transferred System (a "System Error") that did not exist in the System immediately before the Separation Date, shall be to use reasonable efforts, subject to Section 7.3 and taking into account the importance of the affected System to the Receiving Company's business operations, to cooperate with Receiving Company to correct such System Error at no additional cost or expense to Receiving Company (such correction may take the form of new or revised software or an appropriate work-around); provided, Receiving Company must advise Providing Company of any such System Error within sixty (60) days after completion of the activities set forth in (A) the Exhibit A for the System containing a System
                                ---------
               Error or (B) the Exhibit A for any feeder System that caused the
                                ---------
               System Error, whichever is later; and

          (d) for failure to complete any of the Services related to replication or transfer of System(s) because of Impracticability, shall be to use reasonable efforts, subject to Section 7.3, to make the Systems available to Receiving Company from a Providing Company facility until Providing Company can resume replication or transfer activities or until the parties devise an appropriate alternative approach pursuant to Section 6.6.

     6.6 Good Faith Cooperation; Consents.  The parties will use good faith
         --------------------------------
efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to Systems used in connection with Services, performing true-ups and adjustments and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Receiving Company. The parties will maintain documentation supporting the information contained in the Exhibits and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

     6.7 Alternatives.  If Providing Company reasonably believes it is unable to
         ------------
provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.6 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, the Providing Company shall use reasonable efforts, subject to Section 7.2 and Section 7.3, to continue providing the Service or, in the case of Systems, to support the function to which the System relates or permit Receiving Company to have access to the System so Receiving Company can support the function itself. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the Providing Company's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

7. Certain Limitations.
   -------------------

     7.1 Service Boundaries.  Except as provided in an Exhibit A for a specific
         ------------------                            ---------
Service: (i) Providing Company shall be required to provide the Services only to the extent and only at the locations such Services are being provided by Providing Company for the Receiving Company immediately prior to the Effective Date; and (ii) the Services will be available only for purposes of conducting the business of the Receiving Company substantially in the manner it was conducted prior to the Effective Date.

     7.2 Impracticability.  Providing Company shall not be required to provide
         ----------------
any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Providing Company including unfeasible technological requirements, or to the extent the performance of such Services would require Providing Company to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

     7.3 Additional Resources.  Except as provided in an Exhibit A for a
         --------------------                            ---------
specific Service, in providing the Services, Providing Company shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Receiving Company's data to Receiving Company or any alternate supplier of Services.

8. Termination.
   -----------

     8.1 Termination. The Receiving Company may terminate this Agreement, either
         -----------
with respect to all or with respect to any one or more of the Services provided to such Receiving Company hereunder, for any reason or for no reason, at any time upon six (6) months prior written notice to the Providing Company. In addition, subject to the provisions of Section 16 below, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) business days after being given notice of the breach; provided, however, that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Section 16 below prior to termination for breach.

     8.2 Survival.  Those Sections of this Agreement that, by their nature, are
         --------
intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

     8.3 User Ids, Passwords.  The parties shall use good faith efforts at the
         -------------------
termination or expiration of this Agreement or any specific Service hereto, to ensure that all applicable user IDs and passwords are canceled and, subject to
Section 7.3, that any applicable data pertaining solely to the other parties are deleted or removed from Systems.

9. Relationship Between the Parties.  The relationship between the parties
   --------------------------------
established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. Providing Company will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement. Receiving Company agrees to grant Providing Company personnel access to sites, systems and information (subject to the provisions of confidentiality stated below) as necessary for Providing Company to perform it obligations hereunder. Providing Company personnel agree to obey any and all security regulations and other published policies of Receiving Company.

10. Subcontractors.  Providing Company may engage a "Subcontractor" to perform
    --------------
all or any portion of Providing Company's duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Section 13 regarding confidentiality below, and provided further that Providing Company remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

11. Intellectual Property.
    ---------------------

     11.1 Unless otherwise agreed by the parties under the Ancillary Agreements or any separate license or technology agreement, if Providing Company supplies Receiving Company with a deliverable that in whole or in part consists of software, firmware, or other computer code (referred to as a "Software Deliverable"), such Software Deliverables will be supplied in object code form only and will be subject to the Providing Company software license terms attached hereto as Exhibit C. In
                                                                ---------
the event that such Software Deliverables are licensed to Providing Company by third parties, Receiving Company agrees to be bound by any different or additional conditions that are required by such third parties and are communicated in writing by Providing Company to Receiving Company.

     11.2 This Agreement and the performance of this Agreement will not affect the ownership of any copyrights or other intellectual property rights allocated in the Ancillary Agreements.

     11.3 Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

     11.4 Except as set forth in Section 11.2, Providing Company will own all copyrights, patents, trade secrets, trademarks and other intellectual property rights subsisting in the Software Deliverables and other works developed by Providing Company for purposes of this Agreement.

     11.5 Receiving Company grants Providing Company a non-exclusive, worldwide, royalty-free license to use, copy, and make derivative works of, distribute, display, perform and transmit Providing Company's pre-existing copyrighted works or other intellectual property rights solely to the extent necessary to perform its obligations under this Agreement.

12. Infringement Defense.  To the extent Providing Company delivers or licenses
    --------------------
any intellectual property to Receiving Company after the Separation Date in performance of this Agreement, Providing Company agrees to defend Receiving Company and its directors, officers, employees and agents against any and all claims, actions or suits (any of the foregoing, a "Claim") incurred by or asserted against Receiving Company based upon infringement of a third party patent or other intellectual property right. Receiving Company agrees to notify Providing Company promptly of any Claim and permit Providing Company at Providing Company's expense to defend such Claim and will cooperate in the defense thereof. Providing Company agrees to pay any awards or settlement amounts arising from a Claim. Neither Providing Company nor Receiving Company will enter into or permit any settlement of any such Claim without the express written consent of the other party. Receiving Company may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of Providing Company and will cooperate with Providing Company and its insurer in the disposition of any such matter.

13. Confidentiality.    During the term of this Agreement, a party (the
    ---------------
"Recipient") may receive or have access to certain information of the other party (the "Discloser") that is marked as "Confidential Information," including, though not limited to, information or data related to either party's products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and processes), and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), which, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential. The Recipient will protect the confidentiality of Confidential Information under the terms of the Confidential Disclosure Agreement attached as Exhibit D.
                                              ---------

14. Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY
    -----------------------
LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT. THE FOREGOING LIMITATION WILL NOT LIMIT PROVIDING COMPANY'S OBLIGATIONS WITH RESPECT TO PAYMENT OF DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY

CLAIM UNDER ANY INDEMNITY OR INFRINGEMENT DEFENSE PROVISIONS SPECIFIED HEREIN.

15. Force Majeure.  Each party will be excused for any failure or delay in
    -------------
performing any of its obligations under this Agreement, other than the obligations of Receiving Company to make certain payments to Providing Company pursuant to Section 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

16. Dispute Resolution.
    ------------------

     16.1 Negotiation. The parties shall make a good faith attempt to resolve
          -----------
any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties' first tier negotiating teams specified in Exhibit E shall meet and make a good faith attempt to resolve
                   ---------
such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties' second tier negotiating teams specified in Exhibit E
                                                                      ---------
shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 16.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

     16.2 Nonbinding Mediation. In the event that any dispute or claim arising
          --------------------
out of or related to this Agreement is not settled by the parties within fifteen
(15) days after the first meeting of the second tier negotiating teams under
Section 16.1, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 16.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

     16.3 Proceedings. Nothing herein, however, shall prohibit either party from
          -----------
initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this
Section 16.3, the parties agree to continue to attempt to resolve any dispute according to the terms of Sections 16.1 and 16.2 during the course of such litigation proceedings under this Section 16.3.


17. Miscellaneous.
    ---------------

     17.1 Entire Agreement. This Agreement, the Separation and Distribution
          ----------------
Agreement and the other Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     17.2 Governing Law.  This Agreement will be governed by and construed in
          -------------
accordance with the laws of the State of California regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     17.3 Descriptive Headings.  The descriptive headings herein are inserted
          --------------------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     17.4 Notices.  All notices and other communications hereunder will be in
          -------
writing and will be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to HP:
             c/o HP Company
             3000 Hanover Street
             Palo Alto, CA 94304
             Attention: General Counsel
             Telecopy: (650)

     if to Agilent:
             c/o Agilent Technologies, Inc.
             3000 Hanover Street
             Palo Alto, CA 94304
             Attention: General Counsel
             Telecopy: (650)

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective upon delivery. Any notice or communication sent by telecopy or by air courier will be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail will be deemed effective on the third business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed. As used in this Agreement, "business day" means day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by law or executive order to close.

     17.6 Nonassignability.  Except as specifically permitted under Section 10
          ----------------
above, neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     17.7 Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

     17.8 No Waiver; Remedies Cumulative.  No failure or delay on the part of
          ------------------------------
any party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any provision of this Agreement, nor will any single or partial exercise of any such right preclude other or further exercise of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     17.9 Amendment.  No change or amendment will be made to this Agreement
          ---------
except by an instrument in writing signed on behalf of each of the parties to such Agreement.

     17.10 Addendum.  The three (3) addenda attached hereto are hereby
           --------
incorporated into this Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Master IT Service Level Agreement to be executed in duplicate originals by its duly authorized representatives.


                                    HEWLETT-PACKARD COMPANY

                                    By: /s/ Ann O. Baskins
                                        -------------------------------------
                                    Name: Ann O. Baskins
                                          -----------------------------------
                                    Title: Associate General Counsel and
                                           ----------------------------------
                                           Assistant Secretary

                                    AGILENT TECHNOLOGIES, INC.

                                    By: /s/ Craig Nordlund
                                        -------------------------------------
                                    Name: Craig Nordlund
                                          -----------------------------------
                                    Title: Senior Vice President, General
                                           ----------------------------------
                                           Counsel and Secretary


             [Signature Page to Master IT Service Level Agreement]